Filed Pursuant to Rule 424(b)(3)

File No. 333-215204

 Prospectus Supplement No. 1

(To Prospectus dated June 8. 2017)

610,000 American Depositary Shares Each Representing 40 Ordinary Shares

Issuable Upon Exercise of 610,000 Warrants

Immuron Limited

This Prospectus Supplement No. 1 supplements and amends the prospectus dated June 8, 2017, as so supplemented and amended referred to herein as the Prospectus. Prospective investors should carefully review the Prospectus and this Prospectus Supplement No. 1.

This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 updates or supersedes the information contained in the Prospectus, including any supplements thereto. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplement thereto. We are offering 610,000 American Depositary Shares (each, an “ADS” and, collectively the “ADSs”), each ADS representing forty (40) of our ordinary shares, issuable upon exercise of 610,000 Warrants. Each Warrant has an per ADS exercise price of $10.00 and expires five years from the date of issuance.

Our ADSs and Warrants are listed on The NASDAQ Capital Market under the symbols “IMRN” and “IMRNW,” respectively. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “IMC.” On August 2, 2017, the closing price of our ordinary shares on the Australian Securities Exchange was AUD$0.19 per ordinary share and the closing price of our ADSs on The NASDAQ Capital Market was $5.30.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in our ordinary shares in the form of ADSs involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 3, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the Month of August 2017

IMMURON LIMITED

(Name of Registrant)

Suite 1, 1233 High Street, Armadale, Victoria, Australia 3143

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒  Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes * No ☒

If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-

IMMURON LIMITED

EXPLANATORY NOTE

Immuron Limited published a press release that was filed as a public announcement with the Australian Securities Exchange on August 3, 2017 announcing management changes. A copy of the press release is attached as an exhibit to this report on Form 6-K.

EXHIBITS

Exhibit Number	Description

99.1	Immuron Announces Management Changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMMURON LIMITED

Date: August 3, 2017	By:	/s/ Peter Vaughan
Peter Vaughan Joint Chief Financial Officer

Exhibit 99.1

Immuron Announces Management Changes

Melbourne, Australia, 3 August 2017: Australian biopharmaceutical company, Immuron Limited (ASX: IMC; NASDAQ: IMRN), today announced that the Company’s CEO Mr Thomas Liquard has resigned from the Company due to personal reasons, and will be replaced in the interim by Immuron’s current Chief Operating and Scientific Officer Dr Jerry Kanellos. Mr Liquard, will remain with the Company as a contracted consultant for the next three months to assist the Board and management team through a smooth and seamless transition.

The Board is pleased that such a fluid succession plan is able to be implemented with Dr Jerry Kanellos moving into the role of interim-CEO as Dr Kanellos has made an outstanding contribution to Immuron, its projects and the overall company operations, since his appointment in July 2015.

Dr. Roger Aston, Immuron’s Chairman, commented:

“On behalf of the Board of Directors, I would like to thank Thomas Liquard for his efforts as CEO over the past 2 years, including his primary focus of delivering our NASDAQ listing, and we wish him every success in his future endeavors.

We are exceptionally pleased to announce the appointment of Dr Jerry Kanellos from our executive management team to serve as the interim Chief Executive Officer as in his initial two years with us, Dr Kanellos has made a significant contribution to the company and its technology.

Dr Kanellos’ role to date ensures he has a wealth of knowledge and experience across many areas of the company including Manufacturing, Marketing, Medical Research, New Product Development, Regulatory Affairs, Sales and Quality which will allow him to make a smooth transition to interim-CEO position.

Immuron now has a solid footing with its anti-infective and anti-inflammatory pipeline which will allow us multiple shots on goal which will culminate across multiple milestones over the next 12 month. We look forward to Dr Kanellos assisting us to continue pushing our strategy and pipeline forward.”

As part of the due diligence process, Immuron will now be embarking on a global search for its next permanent CEO as the Company transitions into the next milestone phase of its lifecycle. Alongside its revenues from Travelan/Protectyn, which registered strong growth in FY2017, Immuron now has several ongoing clinical trials in both fatty-liver diseases (NASH, ASH and Ped NASH) and in Clostridium difficile infections (CDI), along with a promising and expanding research collaboration with the US Army and the US Navy targeting multiple pathogens.

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COMPANY CONTACT:	US INVESTORS RELATIONS:
Jerry Kanellos	Jon Cunningham
Interim Chief Executive Officer	RedChip Companies, Inc.
AUS Ph: +61 (0)3 9824 5254	US Ph: +1 (407) 644 4256, (ext. 107)
jerry@immuron.com	jon@redchip.com

AUSTRALIA INVESTORS RELATIONS:	US PUBLIC RELATIONS:
Peter Taylor	Eric Fischgrund
NWR Communications	FischTank - Marketing and PR
AUS Ph: +61 (0)4 1203 6231	US Ph: +1 (646) 699 1148
peter@nwrcommunications.com.au	eric@fischtankpr.com

ABOUT IMMURON:

Immuron Limited (NASDAQ: IMRN; ASX: IMC), is a biopharmaceutical company focused on developing and commercialising oral immunotherapeutics for the treatment of gut mediated diseases. Immuron has a unique and safe technology platform that enables a shorter development therapeutic cycle. The Company currently markets and sells Travelan® for the prevention of Travellers’ Diarrhea and its lead clinical candidate, IMM-124E, is in Phase 2 clinical trials for NASH, ASH and Pediatric NAFLD. Immuron’s second clinical stage asset, IMM-529, is targeting C. difficile Infections (CDI). These products together with the Company’s other preclinical immunotherapy pipeline products targeting immune-related diseases currently under development, will meet a large unmet need in the global immunotherapy market.

For more information visit: http://www.immuron.com

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.